Exhibit 3.1

Articles of Amendment

1.	The name of the corporation is: EQT Corporation

2.	The name of its commercial registered office provider and the county of venue is: c/o: CT Corporation System, Allegheny

3.	The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1988

4.	The date of its incorporation: 06/10/2008

5.	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

6.	The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

7.	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 23rd day of July, 2020.

EQT CORPORATION

By:	/s/ William E. Jordan
Name:	William E. Jordan
Title:	Executive Vice President and General Counsel

EXHIBIT A

AMENDMENT TO RESTATED

ARTICLES OF INCORPORATION OF

EQT CORPORATION

The first sentence of Article Fifth of the Restated Articles of Incorporation of EQT CORPORATION (the “Company”) is hereby amended to read in its entirety as follows:

Fifth: The aggregate number of shares which the Company shall have authority to issue shall be:

(a) 3,000,000 shares of Preferred Stock, without par value; and

(b) 640,000,000 shares of Common Stock, without par value.